EXHIBIT 10.3

DANA HOLDING CORPORATION
AND ITS AFFILIATED COMPANIES

PROPRIETARY INTEREST PROTECTION AND NON-SOLICITATION AGREEMENT

WHEREAS, I expressly agree and understand that this Agreement and covenants herein are necessary to protect Dana’s confidential information, trade secrets and other proprietary interests;

WHEREAS, in addition to other good and valuable consideration, I am expressly being given significant promotion opportunities, potential continued employment, possible promotional opportunities, certain monies and benefits, and/or trade secrets and confidential information of Dana and its customers, suppliers, vendors and affiliates to which I would not have access to but for my employment by Dana at the level to which Dana has promoted me in exchange for this Agreement; and

WHEREAS, these recitals are material terms of this Agreement.

In consideration for my employment, potential continued employment, training, salary increase, benefits, the provision of trade secrets, the provision of confidential information and/or the payment of wages to me by Dana during my employment, I agree as follows:

1.           Disclosure of Confidential Information I will not, without Dana’s prior permission, directly or indirectly disclose to anyone outside of Dana, either during or after my employment, trade secrets or other confidential information of Dana, or any information received in confidence from third parties by Dana or about third parties by Dana, as long as such matters remain trade secrets or confidential.  The term “Dana” as used in this Agreement shall include Dana Holding Corporation and its affiliated, parent and subsidiary corporations as well as its successors and assigns.  Trade secrets and other confidential information shall include any information or material which has not been made available generally to the public through improper means and which (a) is generated or collected by or utilized in the operations of Dana and relates to the actual or anticipated business or research or development of Dana; or (b) is suggested by or results from any task assigned to me by Dana or work performed by me for or on behalf of Dana.  The confidentiality obligations herein shall not prevent me from revealing evidence of criminal wrongdoing to law enforcement or prohibit me from divulging confidential information or trade secrets by order of court or agency of competent jurisdiction; however, I shall promptly inform Dana of any such situations and shall take such reasonable steps to prevent disclosure of confidential information or trade secrets until Dana has been informed of such requested disclosure and Dana has had an opportunity to respond to the Court or Agency.

2.           Return of Property and Copying  I agree that all tangible materials (whether originals or duplicates), including, but not limited to, drawings, notebooks, reports, proposals, price lists, list of actual or potential customers or suppliers, formulae, prototypes, tools, equipment, models, specifications, methodologies, blueprints, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically on a computer, memoranda, and notes, in my possession or control which in any way relate to Dana’s business and which are furnished to me by Dana or which are prepared, compiled or acquired by me while employed by Dana shall be the sole property of Dana.  I will at any time upon the request of Dana and in any event promptly upon termination of my employment, deliver all such materials to Dana and will not retain any originals or copies of such materials.  I also agree that I will not copy or remove from Dana’s place of business property or information belonging to Dana or entrusted to Dana without the express written consent of Dana.

3.           Assignment of IP  I hereby assign to Dana my entire right, title and interest in any idea, formula, invention, discovery, design, drawing, process, method, technique, device, improvement, computer program and related documentation, technical and non-technical data and work of authorship (all hereinafter called “Developments”), which I may solely or jointly conceive, write or acquire during the period I am employed with Dana and which relate in any way to the actual or anticipated business or research or development of Dana, or which are suggested by or result from any task assigned to me or work performed by me for or on behalf of Dana, whether or not such Developments are made, conceived, written or acquired during normal hours of employment or using Dana facilities, and whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection.  The foregoing provision regarding assignment of right, title and interest does not apply to a Development for which no equipment, supplies, facilities or trade secret information of Dana was used and which was developed entirely on my own time, unless (a) the Development relates (i) to the business of Dana or (ii) to Dana’s actual or demonstrably anticipated research or development or (b) the Development results from any work performed by me for Dana.  I acknowledge that the copyright and any other intellectual property right in any Developments and related documentation, and work of authorship, which are created within the scope of my employment with Dana, belong to Dana.

4.           Disclosure of IP  In connection with any of the Developments referred to in Paragraph 3, I will promptly disclose them to the management of Dana and I will, on Dana’s request, promptly execute a specific assignment of title to Dana and such other documents as may reasonably be requested by Dana for the purpose of vesting, confirming or securing Dana title to the Developments, and I will do anything else reasonably necessary to enable Dana to secure a patent, copyright or other form of protection thereof in the United States and in other countries even after the termination of my employment with Dana.

5.           Identification of IP  I have identified on Exhibit A all Developments not assigned by Paragraph 3 in which I have any right, title or interest, and which were made, conceived or written wholly or in part by me prior to my employment with Dana and which relate to the actual or anticipated business or research or development of Dana.  If I do not have any to identify, I have written “none” on this line:___________.  I represent that I am not a party to any agreements which would limit my ability to assign Developments as provided for in Paragraph 3.

6.           Protection of Proprietary Interests

(a)  I agree that during my employment with Dana, and for a period of 12 months thereafter, I will not, directly or indirectly, on behalf of myself or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by Dana to any person, company or entity which was a Dana customer or potential customer for such products or services and with which I had direct or indirect contact with regarding those products or services at any time during the last 12 months of my Dana employment.

(b)   I agree that during my employment by Dana and for 12 months thereafter, I will not directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by Dana to any person, company or entity which was a Dana customer for such products or services and with which I had direct or indirect contact with regarding those products or services at any time during the last 12 months of my Dana employment.

(c)  I agree that during my employment with Dana and for a period of 12 months thereafter, I will not, directly or indirectly hire, solicit, attempt to persuade or communicate with any employee of Dana, or any person who was an employee of Dana within the two months preceding contact between myself and that person, to leave the employ of Dana or otherwise interfere with the performance of their duties for Dana.

(d)  I agree that during my employment and for a period of 12 months thereafter I will not directly or indirectly, on behalf of myself or any other person, company or entity, participate in the development or manufacture of any products or services similar to or competitive with products or services of Dana with which I had direct product or service research, development or manufacturing responsibilities during the last 12 months of my Dana employment.

7.           Best Efforts  I agree that during my employment by Dana I will devote my best efforts to the performance of my duties and the advancement of Dana and shall not engage in any other employment, profitable activities, or other pursuits which would cause me to utilize or disclose Dana’ confidential information or trade secrets, detract from my ability to devote my best efforts to Dana or reflect adversely on Dana.  This shall include, but is not limited to, performing tasks for customers of Dana outside of my customary duties at Dana, giving speeches or writing articles without the prior written permission of Dana and accepting gifts of more than nominal value from suppliers, customers, partners, members or competitors.

8.           Certification  I agree not to disclose to Dana, or use in my work at Dana, any confidential information and/or trade secrets belonging to others, including my prior employers, or any prior inventions made by me and which Dana is not otherwise legally entitled to learn of or use.  Furthermore, by executing this Agreement, I certify that I am not subject to any restrictive covenants and/or obligations that would prevent me from fully performing my duties for Dana.  I also agree that Dana may contact any employer or prospective employer of mine to inform them of my obligations under this Agreement and that I shall affirmatively provide this Agreement to all subsequent employers.

9.           Jurisdiction, Choice of Law, Injunctive Relief and Attorney Fees  I consent to the jurisdiction of the courts of Ohio and the application of Ohio law with respect to any matter or thing arising out of this Agreement.  In the event of a breach or a threatened breach of this Agreement, by me, I acknowledge that Dana will face irreparable injury which may be difficult to calculate in dollar terms and that Dana shall be entitled, in addition to remedies otherwise available at law or in equity, to temporary restraining orders and preliminary injunctions and final injunctions enjoining such breach or threatened breach.  In the event Dana shall successfully enforce any part of this Agreement through legal proceedings, I agree to pay Dana all costs and attorneys’ fees reasonably incurred by Dana in connection therewith.

10.         Amendment and Severability  Except as set forth in paragraph 12 below and in the Standards of Business Conduct with respect to the subject matter hereof, this Agreement is my entire agreement with Dana, and it amends (to the extent enforceable) all previous oral or written understandings or agreements made by or with Dana.  No waiver of any breach of any provision of this Agreement by Dana shall be construed to be a waiver of any succeeding breach or as a modification of such provision.  The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court to be unenforceable, in whole or in part, the remainder of this Agreement as well as the provisions of my prior agreement, if any, regarding the same subject matter as that which was found unenforceable herein shall nevertheless be enforceable and binding on the parties.  I also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law.

11.         At-Will Employment  I acknowledge that nothing in this Agreement is intended to require that I continue my employment with Dana for any particular length of time or to require that Dana continue my employment or compensation for any particular length of time.  I acknowledge that the foregoing restrictions and covenants shall survive termination of my employment with Dana for any reason.

12.         Acknowledgment of Obligations  I acknowledge that my obligations under this Agreement are in addition to any and all obligations concerning the same subject matter arising under any applicable law including, without limitation, common law relating to fiduciary duties and common law and statutory law relating to trade secrets or any other agreements that I have signed with Dana relating to these same matters..

13.         Assignability  The rights herein may be assigned by Dana and shall bind and inure to the benefit of Dana’ successors, assigns, heirs and representatives.  If Dana makes any assignment of the rights herein, I agree that this Agreement shall remain binding upon me in any event.

14.           Change of Position  I acknowledge and agree that any change in my position or title with Dana shall not cause this Agreement to terminate and shall not effect any change in my obligations under this Agreement as long as my employment remains with a Dana company as defined in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement:

Signed:		Date:
Employee

Signed:		Date:
Dana’s Representative